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                                                                                                                      Exhibit 12.1
                                                         Weeks Corporation
                                     Ratio Of Earnings To Fixed Charges and Earnings to Fixed
                                Charges, Preferred Stock Dividends and Preferred Unit Distributions
                                                          (in thousands)

                             Weeks Group                                    Weeks Corporation
                           -------------   ----------------------------------------------------------------------------------
                            Jan. 1, 1994   Aug. 24, 1994   Year Ended    Year Ended   Year Ended   Year Ended   Three Months
                                 To            To           Dec. 31,      Dec. 31,     Dec. 30,     Dec. 31,       Ended
                           Aug. 23, 1994   Dec. 31, 1994      1995          1996         1997         1998     Mar. 31, 1999
                           -------------   ----------------------------------------------------------------------------------
Earnings Computation
--------------------
Net income                     $  516          $  798        $8,426       $12,745     $22,975        $34,874       $12,247

Extraordinary Loss                  -           1,993             -             -           -            267             -

Minority Interests                  -             943         2,681         3,064       6,219          9,458         5,534
                               ------          ---------------------------------------------------------------------------

Income Before
 Minority Interests               516           3,734        11,107        15,809      29,194         44,599        17,781

Add:
  Interest Expense              7,004           2,210         8,797        12,643      18,833         30,782         9,103

  Interest Expense of
  Unconsolidated Entities           -               -           295           365         372            155            51
                               ------          ---------------------------------------------------------------------------
Earnings For Purposes
 Of Computation                $7,520          $5,944       $20,199       $28,817     $48,399        $75,536       $26,935
                               ------          ---------------------------------------------------------------------------

Fixed Charges and Fixed Charges
plus Preferred Stock
Dividends Computation
-------------------------------

Interest Expense               $7,004          $2,210        $8,797       $12,643     $18,833        $30,782       $ 9,103

Interest Expense of
 Unconsolidated Entities            -               -           295           365         372            155            51

Capitalized Interest               89               -         1,198         2,358       5,289         11,968         3,398

Capitalized Interest of
 Unconsolidated Entities            -               -             -             -           -            180             -
                               ------          ---------------------------------------------------------------------------
Fixed Charges for Purposes
 Of Computation                $7,093          $2,210       $10,290       $15,366     $24,494        $43,085       $12,552

Preferred Stock
 Dividends                          -               -             -             -     $ 2,720        $12,000       $ 3,000

Preferred Unit
 Distributions                      -               -             -             -           -          1,191         2,102
                               ------          ---------------------------------------------------------------------------
Fixed Charges,
 Preferred Stock
 Dividends and Preferred
 Unit Distributions
 for Purposes
 Of Computation                $7,093          $2,210       $10,290       $15,366     $27,214        $56,276       $17,654
                               ------          ---------------------------------------------------------------------------
Ratio Of Earnings To
 Fixed Charges                   1.06            2.69          1.96          1.88        1.98           1.75          2.15
                               ======          ===========================================================================

Ratio of Earnings to
 Fixed Charges,
 Preferred Stock
 Dividends and
 Preferred Unit
 Distributions                   1.06            2.69          1.96          1.88        1.78           1.34          1.53
                               ======          ===========================================================================
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